                                                                       Exhibit 2

[ONVIA LOGO]
1260 Mercer
Seattle, WA 98109

                               September 18, 2003

Mr. Walter Buckley
ICG Holdings Inc.
100 Lake Drive, Suite 4
Pencader Corporate Center
Newark, DE 19702

Mr. Buckley:

      You agree that, until November 26, 2003, unless such shall have been specifically invited in writing by Onvia.com, Inc. (the "COMPANY") or as otherwise contemplated by the possible disposition of all or a portion of its shares of the common stock of the Company to an undesignated party, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the "1934 ACT")) will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries,
(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the 1934 Act) with respect to the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangement with any third party with respect to any of the foregoing. You also agree during such period not to request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). As used in this letter, the Company's "REPRESENTATIVES" shall include the directors, officers, employees, agents, partners or advisors of the Company and its subsidiaries and affiliates (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

      It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

      It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

      This letter agreement is for the benefit of the Company, its Representatives and their respective directors, officers, stockholders, owners, affiliates, and agents (all of the foregoing, other than the Company as a direct party hereto, being expressly designated as third party beneficiaries of this letter agreement), and shall be governed by and construed in accordance with the laws of the State of Washington (the "SUBJECT STATE") applicable to agreements made and to be performed entirely within the Subject State.

      This letter agreement contains the entire agreement between the Company and you regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the Company and you regarding such subject matters.

      This letter agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

      Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                                          Very truly yours,


                                          Onvia.com, Inc.


                                          /s/   Michael D. Pickett
                                          --------------------------------------
                                                Michael D. Pickett
                                          Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:


ICG Holdings Inc.


By: /s/ Suzanne L. Niemeyer
   --------------------------
Name: Suzanne L. Niemeyer
Title: General Counsel

                                       3